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                                                                    EXHIBIT 99.1


Contact:          Public Relations:                          Investor Relations:
                  Kelly McAndrew                             Mary Winn Settino
                  (914) 767-7690                             (914) 767-7216




                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


                THE PEPSI BOTTLING GROUP BOARD OF DIRECTORS NAMES
                          JOHN T. CAHILL CHAIRMAN-ELECT

                     CRAIG E. WEATHERUP ANNOUNCES RETIREMENT

     SOMERS, N.Y., NOVEMBER 11, 2002 - The Pepsi Bottling Group (NYSE: PBG) Board of Directors today announced that it has named John T. Cahill Chairman-Elect of the Company. Craig E. Weatherup, Chairman of PBG since its separation from PepsiCo in November 1998, announced his intention to retire in early 2003, at which time the Board plans to elect Mr. Cahill as his successor. Mr. Weatherup, 57, will remain on PBG's Board of Directors. Mr. Cahill, 45, will continue to serve as Chief Executive Officer of PBG, as he has since September 2001. He has served on PBG's Board of Directors since the Company's initial public offering (IPO) in 1999.

     Speaking on behalf of the PBG Board, the Honorable Thomas H. Kean, President of Drew University and former Governor of New Jersey, said, "Today's actions mark the near completion of a very comprehensive, thoughtful succession planning process, which was first announced in early 2001. John Cahill is an extremely talented leader and a logical successor to Craig Weatherup. The business partnership they have forged over the years will ensure a smooth and orderly transition." Mr. Kean serves as Chairman of PBG's Nominating and Corporate Governance Committee.

     In commenting on this announcement, Mr. Weatherup said, "The creation of PBG as an independent company has been a tremendous success for our employees, our customers and our shareholders. John Cahill has been my partner since day one in both the development and execution of the right strategies to grow our business and create a winning corporate culture. His business acumen is unmatched and his ability to bring out the best in our people will help him take our Company to new heights. And he will continue to enjoy the support of the most experienced, tenured and committed management team in our industry. Under John's direction, I have tremendous confidence that the entire PBG leadership team will continue to deliver outstanding results across the board."
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     Mr. Cahill stated, "It is a tremendous honor to have the opportunity to lead the 65,000 dedicated employees of PBG. Together, we have achieved a great deal since the IPO and have tremendous opportunities for further success in front of us."

     Mr. Cahill began his Pepsi career in 1989 when he joined PepsiCo as Vice President, Corporate Finance and Assistant Treasurer. In subsequent years, he served in a number of the company's divisions in a variety of roles. In 1998, Mr. Cahill joined PBG as Executive Vice President and Chief Financial Officer, where he played a principal role in the separation of PBG from PepsiCo and the execution of the Company's highly successful IPO in March 1999. He also led PBG's international operations, spearheading the growth and expansion of these businesses leading to, among other things, a dramatic turnaround in PBG's Russian operations. Mr. Cahill was elected PBG President and Chief Operating Officer in August 2000 and, in September 2001, the Board of Directors elected him Chief Executive Officer. As CEO, Mr. Cahill has championed a major new initiative around PBG's selling capability, leveraging the continuity of PBG's management and new tools, such as the NextGen handheld computer, to elevate the sales capability of the organization to a new level.

     Mr. Cahill currently serves as Chairman of the National Soft Drink Association. He also serves on the Boards of Directors of the U.S.-Russia Business Council and the Woodward/White Publishing Company, and the Industry Affairs Council of the Grocery Manufacturers of America.

     Prior to joining PepsiCo, Mr. Cahill developed a portfolio of operating skills with RKO General, first as President of RKO Hotels, Inc., and then as a partner in RKO Pictures. He holds a bachelor's degree in economics and a master's degree in business administration, both from Harvard University.

     Mr. Weatherup was named Chairman and Chief Executive Officer of PBG at the time of its separation from PepsiCo in November 1998. Under his leadership, the Company successfully completed an IPO in March of 1999 and established itself as a strong player in the industry, delivering 15 consecutive quarters of double-digit earnings growth.

     Mr. Weatherup began his career with Pepsi in 1974 as Marketing Director of the Far East. Following eight years in a variety of assignments in international operations, he was named Senior Vice President of Sales and Marketing of the Pepsi-Cola Bottling Group. He was elevated to President of that division four years later. In 1988, he was elected President and Chief Operating Officer of the Pepsi-Cola Company. Mr. Weatherup was elected President of PepsiCo, Inc. in 1996. Later that year, he was elected Chairman and CEO of Pepsi-Cola Company, a position he held until he returned to The Pepsi Bottling Group as Chairman and CEO in November of 1998.

     The Pepsi Bottling Group, Inc. (WWW.PBG.COM) is the world's largest seller, manufacturer and distributor of Pepsi-Cola beverages with operations in the U.S., Canada, Greece, Mexico, Russia, Spain and Turkey. To receive news releases by e-mail, please visit http://www.pbg.com.